EXHIBIT 99.1

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[LOGO] MOCON
                                                    FOR MORE INFORMATION CONTACT
FOR IMMEDIATE RELEASE                               DANE ANDERSON, CFO/VP
JANUARY 30, 2004                                    763-493-6370
                                                    www.mocon.com

MOCON, INC. COMPLETES ACQUISITION OF PAUL LIPPKE HANDELS OF GERMANY

MINNEAPOLIS, MN, JANUARY 30, 2004 - MOCON, INC. (Nasdaq:MOCO) announced today that it has completed the acquisition of Paul Lippke Handels-GmbH Prozess- und Laborsysteme (Lippke), located in Neuwied, Germany.

Pursuant to the previously announced agreement, MOCON has acquired all of the shares of Lippke for a base purchase price of 625,000 euros. In addition, MOCON is obligated to make three future "earnout" payments to Lippke's former parent company based on the net profits of Lippke in each of the years 2004, 2005, and 2006, with a minimum payment amount of 100,000 euros per year.

Commenting on the transaction, Mr. Robert L. Demorest, President and CEO of MOCON, stated, "As noted in our prior press release announcing the signing of the definitive agreement, the acquisition of Lippke provides MOCON with a direct presence in Europe, which we plan to leverage to benefit all of our product and service offerings."

Lippke has been the primary distributor of MOCON products in Europe for approximately thirty years, and also serves in the capacity of distributor or agent for several companies in addition to MOCON.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide. See WWW.MOCON.COM for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the above statements regarding growth, acquisitions, and plans to leverage Lippke for the benefit of all of MOCON's products and services, and can otherwise be identified by words such as "will," "may," "expect," "believe," "anticipate," "estimate," "continue," or other similar expressions. There are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the ability to integrate the acquisition described in this press release, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company's acquisition strategy and international operations, and other factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

   MOCON'S SHARES ARE TRADED ON THE NASDAQ STOCK MARKET UNDER THE SYMBOL MOCO.
                 MOCON is a registered trademark of MOCON, Inc.